UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2020

Blue Apron Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38134	81-4777373
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Liberty Street New York, New York	10005
(Address of Principal Executive Offices)	(Zip Code)

(347) 719-4312

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Class A Common Stock, $0.0001 par value per share	APRN	New York Stock Exchange LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01        Entry into a Material Definitive Agreement.

On October 16, 2020, Blue Apron Holdings, Inc. (the “Company”) entered into a Financing Agreement (the “New Credit Facility”) among the Company, Blue Apron, LLC, a wholly-owned subsidiary of the Company (the “Borrower”), certain other subsidiaries of the Company party thereto as subsidiary guarantors (together with the Company, the “Guarantors”), the lenders party thereto from time to time (the “Lenders”) and Blue Torch Finance LLC, as administrative agent and collateral agent for the Lenders (the “Agent”). The New Credit Facility provides for, among other things, a term loan in the aggregate principal amount of $35.0 million (the “Term Loan”). The proceeds of the Term Loan were used, together with cash on hand, to repay the Company’s Old Credit Facility (as defined in Item 1.02 below) and pay fees and expenses in connection with the transactions contemplated by the New Credit Facility.

Subject to the terms of the New Credit Facility, the Term Loan bears interest at a rate equal to LIBOR (subject to a 1.50% floor) plus 8.00% per annum. The principal amount of the Term Loan will be repayable in equal quarterly installments of $875,000 through December 31, 2022, with the remaining unpaid principal amount of the Term Loan repayable on March 31, 2023.

The New Credit Facility provides for a guaranty by the Guarantors of all of the obligations of the Borrower, including the payment when due of all principal, interest, fees, expense reimbursements, indemnifications and all other obligations under the New Credit Facility (collectively, the “Obligations”). In connection with the New Credit Facility, the Borrower and the Guarantors entered into a Security Agreement with the Agent, pursuant to which they each granted to Agent, for the benefit of the Agent and the Lenders, a first priority security interest in, and lien upon, substantially all of the assets and properties now owned or hereinafter acquired by the Borrower and the Guarantors to secure the Obligations.

The New Credit Facility contains customary representations, warranties, affirmative and negative covenants (including financial covenants), and indemnification provisions in favor of the Agent and the Lenders. The financial covenants include a minimum liquidity covenant and a covenant requiring the Borrower to maintain a minimum Subscription Count (as defined in the New Credit Facility). The negative covenants include restrictions on the ability to, among other things, incur liens and indebtedness, sell assets, make dividends or other distributions, enter into transactions with affiliates, or make loans or investments, in each case, subject to certain exceptions. The New Credit Facility also includes certain customary events of default, including, without limitation, payment defaults, representation or warranty inaccuracies, covenant violations, cross-defaults to other agreements evidencing indebtedness for borrowed money, invalidity of certain loan documents relating to the New Credit Facility, certain judgments, bankruptcy and insolvency events and the occurrence of events constituting a change of control. The Borrower will be required to make mandatory prepayments under certain circumstances, and will have the option to make prepayments under the New Credit Facility, in each case subject to certain prepayment premiums. The Lenders are entitled to accelerate repayment of all or any portion of the Term Loan then outstanding upon the occurrence, and in certain instances the continuance, of any events of default under the New Credit Facility. In connection with the execution of the New Credit Facility, the Borrower paid customary fees and expenses to the Agent and the Lenders.

The foregoing description of the New Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the New Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.02        Termination of a Material Definitive Agreement.

On October 16, 2020, the Company terminated its Revolving Credit and Guaranty Agreement, dated as of August 26, 2016, as amended (the “Old Credit Facility”), by and among the Company, the Borrower, certain other subsidiaries of the Company party thereto as subsidiary guarantors, the lenders party thereto, and Morgan Stanley Senior Funding, Inc. as administrative agent and collateral agent for the Lenders, and repaid in full, without premium or penalty, all outstanding indebtedness under the Old Credit Facility, including all accrued and unpaid interest and fees, which amount totaled $43.9 million, using the net proceeds of the New Credit Facility and cash on hand.

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Financing Agreement, dated as of October 16, 2020, by and among Blue Apron Holdings, Inc., Blue Apron, LLC, Blue Torch Finance LLC and the other parties thereto.
104	Cover Page lnteractive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE APRON HOLDINGS, INC.

Date: October 19, 2020	By:	/s/ Meredith L. Deutsch
Meredith L. Deutsch
General Counsel and Corporate Secretary